                                                                      Exhibit 12

                            STEWART ENTERPRISES, INC.
                                AND SUBSIDIARIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                   (UNAUDITED)

                                                              YEARS ENDED OCTOBER 31,
                                            ----------------------------------------------------------
                                              2008        2007        2006        2005           2004
                                            -------     -------     -------     -------        -------
Earnings from continuing operations
   before income taxes                      $18,714(3)  $57,413(4)  $58,734(5)  $11,281(6)(7)  $48,527(8)
Fixed charges:
   Interest charges (1)                      24,253      26,023      30,203      30,793         47,735
   Interest portion of lease expense (2)      1,428       1,470       1,604       1,567          1,918
                                            -------     -------     -------     -------        -------
Total fixed charges                          25,681      27,493      31,807      32,360         49,653
Earnings from continuing operations
   before income taxes and fixed charges,
   less capitalized interest                $44,257(3)  $83,948(4)  $89,971(5)  $43,308(6)(7)  $97,780(8)
                                            =======     =======     =======     =======        =======
Ratio of earnings to fixed charges             1.72(3)     3.05(4)     2.83(5)     1.34(6)(7)     1.97(8)
                                            =======     =======     =======     =======        =======

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(1)  Includes capitalized interest expense of $138, $958, $570, $333 and $400 for 2008, 2007, 2006, 2005 and 2004, respectively.

(2)  The interest portion of lease expense is one-third of total lease expense.

(3) Includes a charge of $2,297 for net expenses related to Hurricanes Katrina and Ike, a charge of $25,952 related to impairment of goodwill, a $13,281 charge related to the estimated probable obligation to fund the cemetery perpetual care trust net realized losses and ($353) of gains on dispositions, net of impairment losses.

(4) Includes a charge of $2,533 for net expenses related to Hurricane Katrina, a charge of $580 for separation charges related to the July 2005 restructuring of the Company's divisions and retirement of an executive officer, ($44) of gains on dispositions, net of impairment losses and $677 for the loss on early extinguishment of debt related to the June 2007 senior convertible debt transaction.

(5) Includes a net recovery of $1,628 related to Hurricane Katrina expenses, business interruption insurance proceeds of $3,169 related to Hurricane Katrina, a charge of $991 for separation charges related to the July 2005 restructuring of the Company's divisions and retirement of an executive officer and ($153) of gains on dispositions, net of impairment losses.

(6) Excludes cumulative effect of change in accounting principle of $153,180 (net of a $101,061 income tax benefit).

(7) Includes a charge of $9,366 for net expenses related to Hurricane Katrina, a charge of $1,507 for separation charges related to the July 2005 restructuring of the Company's divisions, $1,311 of gains on disposition, net of impairment losses and $32,822 for the loss on early extinguishment of debt related to the 2005 debt refinancings.

(8) Includes a charge of $3,427 for severance and other charges relating to the workforce reduction announced in December 2003 and separation payments to a former executive and ($225) of gains on dispositions, net of impairment losses.

     During the periods presented, the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.


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